Exhibit 99.1

STAAR Surgical Q1 2021 Earnings Call Transcript

Date: May 5, 2021

CORPORATE PARTICIPANTS

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Patrick F. Williams, Chief Financial Officer, STAAR Surgical

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical

OTHER PARTICIPANTS

Anthony Petrone, Analyst, Jefferies LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical First Quarter Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the call will be opened for questions. [Operator Instructions] This call is being recorded today, Wednesday, May 5, 2021.

At this time, I would like to turn the conference over to Mr. Brian Moore, Vice President-Investor, Media Relations and Corporate Development for STAAR Surgical. Sir, the floor is yours.

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss the company's financial results for the first quarter ended April 2, 2021. On the call today are Caren Mason, President and Chief Executive Officer; and Patrick Williams, Chief Financial Officer. The press release of our first quarter results was issued just after 04:00 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that, during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on the judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciled in the GAAP information to the non-GAAP information is included in today's press release.

Exhibit 99.1

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then requeue with any follow-ups. We thank everyone in advance for their cooperation with this process.

And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Brian. Good afternoon, everyone, and thank you for joining us on today's call. The record results for the first quarter of 2021 demonstrate that the promise for a lens-based future of refractive vision correction is accelerating led by STAAR's EVO Visian family of implantable Collamer lenses. STAAR's imperatives around surgeon training and partnership, clinical support and extraordinary customer outreach continue to be the underpinnings of our excellent results. We achieved strong and significant ICL unit growth globally, including China up 63%, Japan up 72%, South Korea up 29%, Asia Pacific distributor markets up 63%, India up 67%, Spain up42%, Germany up 48%, European distributor markets up 54%, and the US up 46%, all as compared to the prior-year quarter.

All told, global ICL unit growth for the first quarter of 2021 was up 54% year-over-year.

Strong ICL unit growth drove company net sales growth of 44% year-over-year to $50.8 million in the first quarter of 2021. This impressive level of growth exceeds the aggressive 2020 to 2022 three-year plan growth we outlined for you in November 2019 for year two of the plan. We are pleased to report that our sales momentum is accelerating in 2021 as we are successfully addressing the unique and large addressable market opportunity for our EVO Visian ICL family of lenses. STAAR's track record as the fastest-growing US publicly traded ophthalmology company also continues.

The underpinnings of our success are the delighted patients who achieve visual freedom with our lenses, broadening support from the refractive surgeon community as the patient satisfaction and wow factor expressed by patients is a significant win for our surgeon partners and their staffs. This positive outcome is supported by effective direct-to-consumer outreach that resonates with patients seeking to free themselves from the hassles of glasses and contact lenses. Our direct-to-consumer multi-faceted communications are designed to build awareness of our EVO Visian ICL family of lenses, highlighting the advantages of our lenses and differentiating our premium lenses from other refractive options. Our goals are to drive patients to surgeon offices, build surgeon and patient preference for our lenses and win refractive vision correction market share.

Last month in Japan, we kicked off an exciting new advertising campaign featuring Japanese celebrity, Mayuko Kawakita, who will be featured in ICL digital banner ads, YouTube video ads, social media ads on Instagram and Twitter, and train advertising on routes through Tokyo, Nagoya and other major routes most frequented by our target audience. Mayuko is a celebrity active in TV and fashion in Japan who has achieved visual freedom through ICL and is our newest ICL brand ambassador. Mayuko is typically on local TV every few days in Japan and has over 1.6 million followers on Instagram.

I must say that part of the excitement at STAAR is being an internationally immersed company as we build our direct-to-consumer campaigns to be suited specifically for local taste and patient decision-making. Patient education information has taken over the home page of a dedicated ICL consumer website in Japan as part of the campaign featuring Mayuko. The link to the consumer website is provided in my quote

Exhibit 99.1

in today's earnings press release. Investors and analysts may also view videos from the campaign launch on the global consumer marketing section of our investor website at investors.staar.com. The videos are informative and entertaining. At one point during the video, viewers will see Mayuko's old glasses, old contact lenses case and old eye drops animated and trying to get her attention because she's no longer using them. In response, Mayuko smiles and points to her ICLs and the visual freedom that she now enjoys. New and exciting advertising campaigns will also be starting in other major global markets in the coming weeks and months featuring celebrity EVO Visian ICL brand ambassadors who are delighted with our ICLs.

Turning to our near-term pipeline of new product introductions, we are continuing the controlled rollout of our EVO Viva presbyopia lenses in Europe, adding surgeons and refining the EVO Viva playbook and best practices that we will share with certified surgeons. The EVO Viva lens is designed to delight the early presbyope ages 45 to 55, seeking visual freedom at near, intermediate and far distances. We continue to plan for an expansive commercial kickoff of our EVO Viva lens when we can run an in-person event in our experts meeting format in Europe. We have not solidified a date yet as society meetings continue to push back virtual and in-person hybrid meetings, let alone all in-person meetings. We should know more by summer.

In late April, the FDA received our clinical data for our EVO family of myopia lenses with the goal of bringing EVO to the US market later this year. We will provide an update on the status of our submission when appropriate and permitted. The US as the number two market in the world for refractive procedures is a market where we have been laying the groundwork for our EVO family of lenses for some time. Our work in further preparing the US market for our breakthrough EVO family of lenses began with the initial rounds of hiring of key North America personnel. As the leadership expanded, so did the quality and quantity of exceptional ophthalmology experienced commercial executives. Our outreach also included our inaugural US Surgeons Council meeting where we hosted dozens of US surgeons and ophthalmic business leaders to hear about the successful integration of EVO lenses and practices outside the US, in markets such as China, Japan and Europe. Since 2019, we have signed dozens of alliance agreements. In 2020 in response to COVID, we introduced a program to build ICL awareness and volumes in the US, while also enhancing search and economics. Refractive ReLook is STAAR USA's latest promotion. Refractive ReLook encourages ICL surgeons to take another look at their Visian ICL prescription patterns and encourages surgeons to use more lenses down the diopter curve between minus 3 and minus 8 diopters. As a result, we are pleased to report terrific ICL unit growth for the first quarter of2021, up 46% in the US year-over-year. Pending FDA approval, we look forward to introducing our EVO lenses to the US market in the fourth quarter of this year.

Given the momentum in our business and an increased visibility in our key markets, we are, today, able to introduce a top line sales outlook. For the full-year fiscal 2021, we anticipate net sales of approximately $215 million to $217 million which represents a robust growth rate that exceeds 30% year-over-year even taking into account the strong performance in the second half of 2020.

I will now turn the call over to Patrick to discuss our financial performance in more detail. Patrick?

Patrick F. Williams - Chief Financial Officer, STAAR Surgical Co.

Thank you, Caren, and good afternoon, everyone. Total net sales for Q1 2021 were $50.8 million, up 44% as compared to the $35.2 million of net sales in Q1 2020, and up 10% on a sequential basis from Q4 2020. The year-over-year increase in net sales was attributable to the growth Caren highlighted earlier, and the

Exhibit 99.1

sequential increase in sales was due to the increasing momentum in our business. As we enter our seasonally highest sales quarters in Q2 and Q3 and prepare for the busy implant season in key markets like China, we anticipate Q2 2021 net sales to be higher than Q1 2021, which we currently expect would represent approximately 50% year-over-year revenue growth in Q2.

In terms of product mix, ICL sales represented 92% of total company net sales for Q1 2021, and other products represented 8%. As a reminder, our other product sales primarily consist of our phakic or cataract IOLs and injectors business which serve only certain markets globally. The mix of ICLs for Q1 was higher than recent trends due to higher ICL sales and approximately $1.6 million lower other product sales, specifically injectors, as compared to Q1 2020. The lower injector sales were the result of a product yield issue from our third-party manufacturer, which thereby limited our supply available for sale during Q1 2021. Our third-party manufacturer is in the process of reworking the materials and we anticipate our supply will return to normal by the end of Q2 2021.

We now anticipate total other product sales will be approximately $15 million for the full-year 2021, which is contemplated in our full-year sales outlook, and which speaks to the strength in our core higher growth and higher margin ICL business.

Gross profit for Q1 2021 was $39.1 million or 77.1% of net sales, as compared to gross profit of $24.8 million or 70.4% of net sales for Q1 2020, and $34.3 million or 74.6% of net sales for Q4 2020. The year-over-year and sequential increase in gross margin is due to geographic sales mix and the lower mix of injector sales which carry a lower margin than our ICLs. In addition, for the year-over-year comparison, there were $150,000 of period costs recorded in Q1 2020 as a result of a COVID-19 related manufacturing cost which began on March 17, 2020, and did not occur in Q1 2021. We expect gross margins to continue to be in the mid-70% range for Q2 and fiscal year 2021, which will remain highly dependent on geographic and product sales mix.

Moving down the income statement, total operating expenses for Q1 2021 were $31.7 million as compared to $25.9 million in Q1 2020 and $30.2 million for Q4 2020. Taking a closer look at the components of operating expenses, G&A expense for Q1 2021 was $10.2 million compared to $8 million for Q1 2020 and $9.5 million for Q4 2020. The year-over-year increase in G&A is due to increased variable compensation, salary related expenses, facility costs and corporate insurance, partially offset by decreased tax consulting costs. The sequential increase in G&A expense was due to increased salary related expenses, consulting expenses, facility costs and corporate insurance. We expect quarterly G&A to continue to trend at a level similar to Q1 2021 in absolute dollars for the balance of the year.

Selling and marketing expense was $13.2 million for Q1 2021 compared to $11 million for Q1 2020 and $11.8 million for Q4 2020. The increase in sales and marketing expense from the prior year was due to increased salary related expenses, variable compensation, advertising and promotional activities, slightly offset by travel expenses. The sequential increase from Q4 2020 was due to increased advertising and promotional activities, salary-related expenses and variable compensation. Q1 sales and marketing expense was slightly lower than expected due to the timing of some marketing spend across a few areas, including our digital marketing efforts and rescheduling of certain meetings and trade shows due to COVID-19. We expect to see a significant absolute dollar increase in sales and marketing for the second quarter as we prepare for our busy season. Still, we continue to expect sales and marketing as a percent of sales to represent approximately 33% of sales for the full year 2021 as the company makes appropriate investments in scaling the company and optimism builds that delayed sales meetings and trade shows due to the COVID will resume.

Exhibit 99.1

Research and development expense was $8.3 million in Q1 2021 compared to $6.9 million for Q1 2020 and $9 million for Q4 2020. The increase in R&D expense as compared to the prior-year quarter was primarily due to increased variable compensation, clinical expenses associated with the EVO clinical trial in the US, and salary-related expenses. And a sequential decrease in R&D expenses were due to decreased expenses related to clinical expenses associated with our EVO clinical trial in the US, partially offset by an increase in salary-related costs. We expect R&D for 2021 to be in the $9 million to $9.5 million range per quarter for the balance of the year.

Operating income in Q1 2021 was $7.5 million or 14.7% of net sales as compared to operating loss of $1.1 million for Q1 2020. The improvement in operating income is due to higher sales and leverage on fixed and variable operating expenses during the quarter.

Net income in Q1 2021 was $5 million or $0.10 per diluted share compared to a net loss of $134,000 or essentially breakeven per share in Q1 2020. The company's effective tax rate for Q1 2021 was approximately 20%. We expect our effective tax rate for the full year fiscal 2021 will be approximately 30%. On a GAAP basis, adjusted net income for Q1 2021 was $9.6 million or $0.20 per diluted share, compared to adjusted net income of $1.9 million or $0.04 per diluted share in Q1 2020. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet. Our cash and cash equivalents as of April 2, 2021 totaled $162.3 million, up $9.8 million compared to $152.5 million at the end of the fourth quarter 2020. The sequential increase from the fourth quarter is attributable to $6.2 million in cash generated from operations and $6.8 million in proceeds from the exercise of stock options partially offset by $2.2 million in capital expenditures.

For the full year 2021, we continue to expect total CapEx spending to be in the range of $15 million to $20 million as we make investments consistent with scaling the company and our large addressable market opportunity. This will include investment in expanding our manufacturing capacity, footprint, scaling production for our new EVO Viva lens, and infrastructure scalability.

Finally, STAAR will be participating in the following events: the Oppenheimer Medtech Tools & Diagnostic Summit on May 26, the William Blair Growth Stock Conference on June 1, and the Jefferies Health Conference on June 2.

We look forward to speaking with many of you at these events. And this concludes our prepared remarks. Operator, we are now ready to take questions.

Questions and Answers

Operator

[Operator Instructions] Our first question comes from the line of Anthony Petrone from Jefferies. Your line is open.

Anthony Petrone -- Jefferies -- Analyst

Good afternoon, everyone, and congratulations on a really a breakout quarter here, and hope everyone is doing well. I'm going to keep it brief to two quick questions, and one is to just get an idea of the source of the breakout in growth. And so is there a way to sort of quantify what is catch-up in these numbers versus sustainable growth drivers? In other words, just underlying demand starting to really

Exhibit 99.1

kick in the gear here. And then the follow up would be specifically on the US and EU implant numbers, obviously much higher than what we expected. Are you seeing any buy-in of the legacy products ahead of a full scale of EVO launch in Europe, for instance, and the potential launch of EVO Visian into the US? Thanks and congratulations again.

Caren Mason -- President and Chief Executive Officer

Thanks very much, Anthony. We appreciate you joining us. And in terms of your first question, no, we don't see this as a catch-up. We see this as a continuation of the great momentum pre-COVID that began at the end of 2019 into the first month of 2020. And if you remember last year, Europe and the US, North America, were not really impacted much in Q1. It was mostly China. As a matter of fact, Korea and Japan, through much of the pandemic, continued to see patients successfully for vision correction with our EVO lenses. So what we see this is as a return to pre-COVID levels with great momentum going into the rest of the year.

With regard to the wonderful uptake that we're seeing in Europe, for example, we believe that a lot of the work that we've done with regard to getting the word out on EVO over the last few years is paying off handsomely. And so when we look at the number of referrals to doctors, many of them come from the patients now, and there are a number of social media channels that patients themselves are so enthusiastic telling their stories. So in Europe, there is definitely also a renewed appreciation of the value of having a great patient satisfaction rate and an outstanding business model where profitability per eye for the EVO lens is highest in the practice of refractive surgery. So with all of that great stuff going on, we expect more and better in the coming quarters.

Anthony Petrone -- Jefferies -- Analyst

Thanks. That’s helpful.

Caren Mason -- President and Chief Executive Officer

Thanks, Anthony.

Operator

I'm showing no further questions at this time. I would now like to turn it back to Ms. Caren Mason, President and CEO, for any closing remarks.

Caren Mason -- President and Chief Executive Officer

Thank you, operator, and thanks, everyone, for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We appreciate your interest and investment in STAAR surgical. Please take good care, and all the best to all of you.

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